Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Arbios Systems, Inc. and subsidiary on Form S-8 to be filed with the Commission on or about August 30, 2005 of our Independent Auditors' report dated March 10, 2005, covering the consolidated financial statements of Arbios Systems, Inc. and subsidiary for each of the two years in the period ended December 31, 2004 which is in its Form 10KSB for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

CERTIFIED PUBLIC ACCOUNTANTS

/s/ Stonefield Josephson, Inc.

Santa Monica, California
August 30, 2005